                                  Exhibit 4.b.
                 STATE VARIATIONS TO CONTRACT FORM NO. 2000-CVA

               Flexible Premium Deferred Variable Annuity Contract
                                State Variations

Contract Form No. 2000-CVA attached as Exhibit     is a copy of the Contract
language used in the following states:

             Mississippi
Arkansas     Nevada
Colorado     New Mexico
Delaware     South Dakota
Iowa         Tennessee
Kentucky     Wyoming
Kansas

The following state contract forms vary from the Form No. 2000-CVA as indicated below:

2000-CVA(B) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Form 2000-CVA(B) is used in the following states:

         Alabama
         Alaska
         Indiana
         Maine
         Ohio
         Rhode Island
         Virginia
         Vermont
         West Virginia

2000-CVA(AZ) - Changes the Right to Examine Provision on the cover page to add the following statement: Upon written request, we will provide you with information regarding the benefits and provisions of the contract. Form 2000-CVA(AZ) is used in the following state:

         Arizona

2000-CVA(CA) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the third paragraph of the cover page to read: The dollar amount of any income payments, death benefit and other values provided by this contract will increase or decrease based on the investment experience of the subaccounts selected. The Variable provisions are described in Section 7. The minimum death benefit is described in Section 12.

In addition to changes above, the right to examine provision differs if contract is issued to ages 60+....an important notice prints instead indicating the contract can be returned during 30 days of contract issue date.

Section 7.2, Can the Variable Account be modified?, is changed to add a paragraph indicating that the investment policy of a subaccount may not be changed unless the change is approved, if required, by the Commissioner of the State of Iowa and a statement of such approval is filed, if required, with the insurance department of the state in which the contract is delivered. Form 2000-CVA(CA) is used in the following state:

         California

2000-CVA(CT) - Changes the right to examine provision on the cover page to add language for return of the contract for a refund of purchase payments during the first 10 days if cancellation is made prior to the actual delivery of the contract. Changes Section 3.2, When does this contract become incontestable?, to delete "in the absence of fraud". Form 2000-CVA(CT) is used in the following state:

         Connecticut

2000-CVA(DC) - Changes Section 3.5, What premium expense charges may be deducted?, to delete the second paragraph in its entirety. Form 2000-CVA(DC) is used in the following:

         District of Columbia

2000-CVA(FL) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Adds the following statement to the cover page: If you have a question, complaint, or need information concerning your contract, call 1-800-798-5500. In Section 3.2, When does this contract become incontestable?, add that the contract may be incontestable from its contract issue date or the reinstatement date. In Section 3.7, Can we modify the contract?, delete item b.): necessary to assure continued qualification of the contract under the code or other federal or state laws relating to retirement annuities or variable annuity contracts. In Section 12., add a paragraph at the end of the section to read: If lump sum payment is requested, the death benefit will include interest from the date of settlement. We will determine the interest rate each year, but it is guaranteed to be not less than that required by state law. In Section 13.1, add paragraph indicating the contract may be reinstated within one year after it terminates and list requirements of that request. Form 2000-CVA(FL) is used in the following state:

         Florida

2000-CVA(GA) - Changes the right to examine provision to refund purchase payments instead of experience and delete the replacement sentence because it is also 10 days to return. In Section 3.2, When does this contract become incontestable?, delete the following statement: "the statements contained in the application (in the absence of fraud) are considered representations and not warranties. Form 2000-CVA(GA) will be used in the following state:

         Georgia

2000-CVA(HI) - Changes the right to examine provision to refund purchase payments instead of experience. Form 2000-CVA(HI) is used in the following state:

         Hawaii

2000-CVA(ID) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine provision to refund purchase payments, not experience, for 20 days initial and replacements situations Form 2000-CVA(ID) is used in the following state:

         Idaho

2000-CVA(IL) - Changes Section 2, What are the most commonly used terms and what do they mean?, the definition of due proof of death revised to read "proof of death that consists of sufficient evidence to establish in a court of prima facie case for payment of the claim." In Section 12.1, What amount will be paid as death benefit proceeds during the accumulation period?, add statement to end of the section that reads "the death benefit will be paid no later than 2 months after we receive due proof of death." Form 2000-CVA(IL) is used in the following state:

         Illinois

2000-CVA(LA) - Changes the right to examine provision on the cover to refund purchase payments instead of experience. Form 2000-CVA(LA) is used in the following state:

         Louisiana

2000-CVA(MD) - Revise the general description of the front and back cover pages to change "Participating" to read "Limited Participation as Described Herein." Also add a footnote to the M & E charges which reads "The dollar value of benefits will not be adversely affected by the actual cost of the mortality and expense risks taken by the Company." . In Section 8, "Can you transfer values among and between subaccounts and fixed periods?", list the events when we will reserve the right to waive the transfer fees and to "suspend" the transfer privilege "for a reasonable period of time (when NY Stock Exchange is closed, trading is restricted, etc. Form 2000-CVA(MD) will be used in the following state:

         Maryland

2000-CVA(MA-S) - Sex distinct version. Changes the right to examine provision on the front cover to return purchase payments, not experience. Changes Section 1, Data Page, to remove "Life Income Rates". Changes Section 3.3, What if the annuitant's date of birth or gender has been misstated? to delete the second sentence giving reference to Type A life income rates such that this provision reads: If the annuitant's date of birth or gender has been misstated, we will adjust the payments under this contract, based on the correct date of birth or gender. Any underpayment will be added to the next payment. Any overpayment will be subtracted from future payments. Changes Section 15.3, What are the requirements for choosing an income payment option?, fourth paragraph to delete the second sentence and revise the first to read: we may require due proof of the age and gender of any payee who is to receive a life income. Changes Section 17, Option Tables, to delete Type A and Type B language. Remove the Type B uni-sex tables in their entirety. Form 2000-CVA(MA-S) is used in the following state:

         Massachusetts

2000-CVA(MA-U) - Uni-sex verison. Changes the right to examine provision on the front cover to return purchase payments, not experience. Changes Section 1, Data Page, to remove "Life Income Rates". Changes the question of Section 3.3, What if the annuitant's date of birth or gender has been misstated?, to remove the word "gender", giving reference to only birth. Revise this section to delete the second sentence giving reference to gender and Type A life income rates such that this provision reads: If the annuitant's date of birth has been misstated, we will adjust the payments under this contract, based on the correct date of birth. Any underpayment will be added to the next payment. Any overpayment will be subtracted from future payments. Changes Section 15.3, What are the requirements for choosing an income payment option?, fourth paragraph to delete the second sentence. Changes Section 17, Option Tables, to add the following statement to the second paragraph "The mortality table blend used is 80% male and 20% female. Delete Type A and Type B language. Remove the Type A sex distinct tables in their entirety. Form 2000-CVA(MA-U) is used in the following state:

         Massachusetts

2000-CVA(MI-S) - Sex-distinct version. Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes
Section 1, Data Page, to remove "Life Income Rates". Changes Section 3.3, What if the annuitant's date of birth or gender has been misstated? to delete the second sentence giving reference to Type A life income rates such that this provision reads: If the annuitant's date of birth or gender has been misstated, we will adjust the payments under this contract, based on the correct date of birth or gender. Any underpayment will be added to the next payment. Any overpayment will be subtracted from future payments. Changes Section 15.3, What are the requirements for choosing an income payment option?, fourth paragraph to delete the second sentence and revise the first to read: we may require due proof of the age and gender of any payee who is to receive a life income. Changes Section 17, Option Tables, to delete Type A and Type B language. Remove the Type B uni-sex tables in their entirety. Form 2000-CVA(MI-S) is used in the following state:

         Michigan

2000-CVA(MI-U) - Uni-sex version. Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes
Section 1, Data Page, to remove "Life Income Rates". Changes the question of
Section 3.3, What if the annuitant's date of birth or gender has been misstated?, to remove the word "gender", giving reference to only birth. Revise this section to delete the second sentence giving reference to gender and Type A life income rates such that this provision reads: If the annuitant's date of birth has been misstated, we will adjust the payments under this contract, based on the correct date of birth. Any underpayment will be added to the next payment. Any overpayment will be subtracted from future payments. Changes
Section 15.3, What are the requirements for choosing an income payment option?, fourth paragraph to delete the second sentence. Changes Section 17, Option Tables, to delete Type A and Type B language. Remove the Type A sex distinct tables in their entirety. Form 2000-CVA(MI-U) is used in the following state:

         Michigan

2000-CVA(MN) - Changes the right to examine provision to add "cancel" language, such that it is titled "Right to Examine and Cancel this Contract. Add a duly licensed resident agent countersignature line. Form 2000-CVA(MN) is used in the following state:

         Minnesota

2000-CVA(MO) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine period to refund purchase payments and not experience. Form 2000-CVA(MO) will be used in the following state:

         Missouri

2000-CVA(MT) - Changes the cover page to add a "Duly Licensed Resident Agent " signature line. Changes the Data Page to delete "Life Income Rates: Type A" as Montana is Unisex state and therefore there are no "A" and "B" distinction of rates. This also changes Sections 3, 15 and 17 when referring to Income Rates. Adds a new Section 3.2 to the General Information that is: "Does this contract conform with Montana statutes?" which reads "The provisions of this contract conform to minimum requirements of Montana law and control over any conflicting statutes of any state in which the annuitant(s) resides on or after the effective date of the contract." Also adds new Section 3.9 which is: "Will interest be paid upon settlement of a death claim?" which reads: "Settlement will be made within 60 days of receipt of proof of death. If settlement is not made in the first 30 days, the settlement will include interest from the 30th day until payment is made. We will decide the interest rate each year, but it is guaranteed to be not less than that required by Montana law." Form 2000-CVA(MT) is used in the following state:

         Montana

2000-CVA(NC) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine provision to return purchase payments and to limit amount of days on replacements to 20. Form 2000-CVA(NC) is used in the following state:

         North Carolina

2000-CVA(ND) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine period initial amount of days to 20 from 10. Form 2000-CVA(ND) is used in the following state:

         North Dakota

2000-CVA(NE) - Changes the right to examine period to return purchase payments, not experience. Form 2000-CVA(NE) is used in the following state:

         Nebraska

2000-CVA(NJ) - Changes the cover to add: "Monthly income payments, surrender value, and death benefit amounts are equal to or greater than those required by state law. Partial withdrawals will result in cancellation of accumulation units. Any loan amount will be deducted prior to determining such benefit amounts. Adds sticker amendment form 2002-CVARTEAMEND(NJ) to the cover to amend the Right to Examine provision (the Amendment form returns this provision to the base language). On Data Page, revise the Income Option description from "10 C & L" to be "Life Income - 10 years". Add a form number to Data Page that is:
2000-VAII(NJ) - A. Also create a separate Data Page with form number 2000-VAII(NJ) -B. The "-A" page is for Life Income Rates of Type A and the "-B" page is for Life Income Rates of Type B. Also on Data Pages, add under the Charges and Fees heading add the statement: "Investment Advisory Fee: A charge is made at the Fund level. The current charge is described in the prospectus. Add the following footnote to the M & E charge: "Our expense and mortality experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this contract." In Section 2, What are the most commonly used terms and what do they mean? add a definition for "loan account value" which reads: "the amount(s) borrowed in connection with a loan(s), plus accrued interest earned, less any loan repayment amounts." In
Section 3.1, "What is the entire contract?", delete "if attached to it" when indicating that the application is part of the contract. In Section 6.1, When can purchase payments be made? delete the sentence: "We may not accept purchase payments beyond the contract anniversary following the annuitant's 85th birthday." In Section 8.1, Can you transfer values among and between subaccounts? , add at the end of the section that we reserve the right to "suspend" the transfer privilege "for a reasonable period of time. Suspension of this transfer privilege will be administered in a nondiscriminatory manner." In
Section 15, When will income payments begin?, add the following statement: "The payout date must be at least one year after the contract issue date." In Section 15.3, What are the requirements for choosing an income option?, delete the following language: "The minimum adjusted contract value which can be applied under Option 1 is $2,500. If the monthly interest payment for Option 1 is less than $20, we reserve the right to pay interest annually. The minimum adjusted contract value which can be applied under Options 2,3 or 4 is the greater of $2,500 or the amount required to provide an initial monthly income payment of $20." Form 2000-CVA(NJ) is used in the following state:

         New Jersey

2000-CVA(NH) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes Section 3.1, What is the entire contract?, to delete the phrase "if attached to it" when referring to the application when constituting the entire contract. Form 2000-CVA(NH) is used in the following state:

         New Hampshire

2000-CVA(OK) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine provision on the cover page to return purchase payments instead of experience and only for 20 days, not 30, in replacement situations. Changes Section 3.2, When does this contract become incontestable? to delete "in the absence of fraud" language. Form 2000-CVA(OK) is used in the following state:

         Oklahoma

2000-CVA(OR2) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the Right to Examine provision to return purchase payments, not experience, for 10 days initial and 30 days for external replacement. Changes the Data Page to footnote Mortality and Expense Risk Charge which reads: "The dollar value of benefits will not be adversely affected by the actual cost of the mortality and expense risks undertaken by the company. Also changes the Data Page to term Premium Expense Charge to be "Tax Charge Back" (also revises this terminology throughout the contract) and add a footnote to Tax Charge Back which reads: "The tax charge back does not apply to Oregon residents. If you move to a state that charges a premium tax, purchase payments paid in that state will be subject to the tax charge back in that state, not to exceed 3.50%. Delete the definition of Premium Expense Charge and add a definition for Tax Charge Back which reads: " an amount we deduct from your purchase payments to cover premium taxes we are currently charged by your state of residence. The tax charge back does not apply to Oregon residents. If you move to a state that charges a premium tax, purchase payments paid in that state will be subject to the tax charge back in that state, not to exceed 3.50%." This same language is repeated in Section 3.5 "What charges may be deducted as a tax charge back?" Also in Section 3.5, delete the second paragraph. In Section 8.1, Can you transfer values among and between the subaccounts? indicate that we reserve the right to "suspend" (rather than base language of modify or eliminate) the transfer privilege when: the NYSE is closed, trading is restricted, an emergency exists where it is not reasonable to dispose of securities held in the variable account or to determine their value, or if SEC permits delay for the protection of security holders. (abbreviated...the actual contract language is more specific). Form 2000-CVA(OR) is used in the following state:

         Oregon

2000-CVA(PA) - Changes the Right to Examine provision to return purchase payments, not experience, for 10 days initial and 20 days for external replacement and 45 days internal replacement situations. Add the following statement to the Data Page: "NOTICE: There is currently no premium expense charge on annuities. You will be notified in the event that any such charge becomes applicable to your contract, and you will be advised of the amount of such charge and its effect upon any payments to be made." In Section 3.1, "What is the entire contract?", delete "if attached to it" when indicating that the application is part of the contract. In Section 3.3, "What if the annuitant's date of birth or gender has been misstated?" Add that we will adjust the payments "to be equal to the amount the contract value would have purchased" based on the correct date of birth or gender. Changes Section 3.7 to revise it so we indicate that the company will make appropriate endorsements to the contract, "if required by law" and that "we will notify you of any modification to the contract necessary to assure continued qualification of the contract under the code or other federal or state laws relating to retirement annuities or variable annuity contracts. Such modification will be made by endorsement and may be either accepted or rejected by you (the owner)" In Section 7.4, Can the variable account be modified?, add to item i): "if such change requires endorsement of your contract, we will notify you and the endorsement may then be either accepted or rejected." Form 2000-CVA(PA) will be used in the following state:

         Pennsylvania

2000-CVA(SC) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine provision to refund purchase payments, instead of experience and only for 20 days, not 30, in replacement situations. Add Flexible Premium Deferred Variable Annuity to the general description on the cover page. Changes Section 3.2, When does this contract become incontestable?, to delete "in the absence of fraud". Form 2000-CVA(SC) is used in the following state:

         South Carolina

2000-CVA(TX) - Add another paragraph to the cover page which reads: This contract is not covered by an insurance guaranty fund or other solvency protection arrangement because this contract is a contract under which the risk is borne by the policyholder. In Section 3.5, What premium expense charges may be deducted?, delete the second paragraph in its entirety. Form 2000-CVA(TX) is used in the following state:

         Texas

2000-CVA(UT) - . Changes the right to examine provision to refund purchase payments, not experience, and for only 20 days, not 30, in replacement situations. Form 2000-CVA(UT) is used in the following state:

         Utah

2000-CVA(WA) - ". Changes the cover to add a signature line for a "Duly Licensed Resident Agent". Changes the Right to Examine Provision to return purchase payments, not experience. On the Data Page, footnote Premium Expense Charge and add the footnote: No premium expense charge applies to Washington contracts." Only the Maximum Anniversary Value Death Benefit Rider is available in WA, remove the 5% Annual Guarantee rider. In Section 3.3, What if the annuitant's date of birth or gender has been misstated?, add the following sentence: "No interest will be credited or charged to any underpayment or overpayment adjustments." ." Changes Section 3.4 to add the contract fee of $30.00 in the text (not just point to the Data Page). In Section 3.5, second paragraph, and
Section 9.4, add "for residents of states other than Washington" to exclude them when referring to deducting premium expense charges. In Section 10.2, What are the rules for a full surrender of the contract?, add "or on the payout date" such that the first sentence reads: "You have the right to surrender this contract during the accumulation period or on the payout date by written request." In Section 17, Option Tables, add ages 80-95 rates to Option 3 & 4 tables . Form 2000-CVA(WA) will be used in the following state:

         Washington

2000-CVA(WI) - Changes the right to examine provision for replacement situations to refund purchase payments during 20 days: Changes Section 13.2, Will dividends be paid?, in the second paragraph, to revise item a.) to read that owner may request we apply any dividend to the subaccounts as they designate, instead of in the same proportion as set for purchase payments. Form 2000-CVA(WI) is used in the following state:

       Wisconsin